EXHIBIT 10.1

LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 15th day of June, 2007,

BETWEEN:	SOUTH SEA ENERGY CORP. (a Nevada corporation, formerly Henley Ventures Inc.)

(“SOUTH SEA”)

AND:	CBM ASIA DEVELOPMENT CORP. (a British Columbia corporation)

(“CBM”)

WHEREAS CBM is a party to a participation agreement (the “Participation Agreement”) dated January 17, 2007 between itself, Ephindo-Ilthabi CBM Holding Inc. and Far East Methane, LLC concerning participation in a coal bed methane project in East Kalimantan, Indonesia (the “CBM Project”).

AND WHEREAS South Sea wishes to acquire, and CBM wishes to assign to South Sea, the interest of CBM in the Participation Agreement such that South Sea would acquire all of the beneficial right, title and interest of CBM (the “Interest” or the “Assets”) in and to the CBM Project.

AND WHEREAS the parties wish to enter into a letter of intent which states that, upon completion of a thirty (30) day due diligence period, and assuming that South Sea is satisfied with the results of its due diligence, the parties will negotiate a formal, definitive assignment and acquisition agreement or other transaction structure whereby South Sea would acquire the Interest.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.

The parties hereto agree that they will act together towards ensuring that the parties hereto enter into, on or before July 1, 2007, a definitive agreement (the “Definitive Agreement”) containing substantially the same terms and provisions as this LOI.

2.	The Definitive Agreement shall provide for:

	(a)	the issuance, by South Sea, of twenty six (26) million shares of common stock of South Sea (the “Directors Shares”), in the manner described in sections 4 and 5 below; and

(b)

the payment, upon execution of this Letter of Intent, of a refundable deposit (the “Deposit”) of US$100,000 to CBM by South Sea, which deposit will become non-refundable upon CBM providing to South Sea the Legal Opinion referred to below.

3.

The Definitive Agreement shall provide that the Closing shall occur as promptly as practicable, but in all events on or before July 30, 2007 unless otherwise agreed by the parties thereto. In the event that Closing does not occur on or before July 30, 2007:

	(a)	the New Directors and Alan Charuk agree to return the 26,000,000 Directors Shares to treasury in exchange for the return of their purchase price;

	(b)	the Deposit will, unless it has become non-refundable pursuant to section 2(b), be refunded by CBM;

(c)

CBM will have a security interest granted in the Assets to the extent and value of the US$100,000, which security interest will be null and void upon payment of the US$100,000 or upon the Deposit becoming non-refundable pursuant to section 2(b); and

(d)

CBM will have the right to acquire, until September 30, 2007, any Indonesian properties (the “Other Properties”) acquired by South Sea (other than the Assets) by payment to South Sea of that amount which South Sea expended to acquire the Other Properties.

4.

Upon execution of this Letter of Intent, South Sea will appoint as its Chairman, President and Director, Alan Charuk. Concurrently with his appointment, Charuk will enter into an agreement, in the form agreed by him and South Sea to be of the most tax advantageous to him, providing for his purchase of up to 20,000,000 shares of South Sea for 1/10th of one cent (being $0.001) per share.

5.

Upon execution of this Letter of Intent, CBM will have the right to appoint a total of three (3) directors (the “New Directors”) to the Board of Directors of South Sea, in addition to Alan Charuk. Concurrently with their appointment, the New Directors will enter into agreement, in the form agreed by them and South Sea to be of the most tax advantageous to them, providing for their purchase of up to 6,000,000 shares of South Sea for 1/10th of one cent (being $0.001 per share).

6.	The Definitive Agreement will provide that closing of the transactions contemplated in the Definitive Agreement (the “Closing”) will be conditional upon the following:

	(a)	CBM shall operate its business only in the ordinary course and will not sell, distribute, license or encumber any of the Assets;

	(b)	the receipt of any certificates, legal opinions (including the Legal Opinion defined in section 6(d)), tax opinions, other opinions and documents which South Sea may reasonably request, including documents relating to any tests or geological work performed or studies or reports completed (provided these are not subject to non-disclosure covenants by CBM in connection with any third-party agreements);

	(c)	the receipt of all consents, approvals, authorizations and orders required of or for the completion of any document required hereunder;

(d)

satisfactory completion of due diligence, to be conducted by CD Farber Law Corp. or such other firm as South Sea chooses to use, at the absolute and sole discretion of South Sea, concerning the business, affairs, financial affairs and Assets of CBM and the legal status of the Interest as well as the receipt of a legal opinion (the “Legal Opinion”) which Legal Opinion shall contain opinions given by a qualified Indonesian lawyer stating that the Assets are in good standing under applicable Indonesian laws and that the Assets will be transferrable to South Sea upon closing of the Definitive Agreement; and

	(e)	satisfactory completion of due diligence, at the absolute and sole discretion of CBM, concerning the business, affairs, financial affairs and assets of South Sea;

(i)

the existence of no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction or incurred in the ordinary course of business.

7.	South Sea will, in the Definitive Agreement, represent and warrant to CBM that:

(a)

it is a public corporation incorporated and is in good standing with all regulatory agencies and its shares are authorized to trade on the OTC Bulletin Board and has, as of the date hereof, a total of 52,528,000 shares of common stock outstanding including 5,548,000 shares issued effective June 6, 2007;

(b)

there are no legal actions against South Sea or its directors or officers and the company knows of no intended legal actions against the company and is not engaged in any legal actions against other parties;

	(c)	its business and financial condition are as set forth in its filings with the SEC on the EDGAR database and is the filings are current as of the date hereof;

	(d)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction and publicly disclosed concerning South Sea;

(e)

there are no legal actions against the company or directors, officers and/or shareholders of the company nor does South Sea know of any intended legal actions against it or any of its directors and South Sea is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities; and

(f)

there have been no other issuances of shares of its capital stock, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire shares of its capital stock, other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement (and then only on the terms contemplated by the Definitive Agreement).

8.	CBM will, in the Definitive Agreement, represent and warrant to South Sea that:

	(a)	it is a British Columbia limited liability company and is in good standing with all regulatory agencies;

(b)

there are no legal actions against the company or directors of the company nor does CBM know of any intended legal actions against it or any of its directors and CBM is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities;

	(c)	its business and financial condition remain materially unchanged from any due diligence or financial statement documentation provided to South Sea prior to Closing;

(d)

it owns 100% beneficial right, title and interest in and to the assets (the “Assets”) which will be more particularly disclosed in a schedule to the Definitive Agreement, subject to any liens, charges, securitizations or debts disclosed in the financial statements of CBM provided to South Sea prior to Closing;

(e)

there have been no other issuances of shares of its capital stock, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire shares of its capital stock, other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement (and then only on the terms contemplated by the Definitive Agreement);

	(f)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction.

9.	The Definitive Agreement shall provide that each and every obligation of South Sea to be performed hereunder shall be subject to the satisfaction prior thereto of the following conditions:

a)

the representations and warranties made by CBM in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

b)	CBM shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing;

c)

South Sea shall have been furnished that information on the business and affairs of CBM which it deems, in its sole and absolute discretion, to be necessary for it to meet its continuous disclosure obligations under the Securities Exchange Act of 1934 upon Closing;

d)	as of Closing there shall not have occurred any material adverse change to CBM or to the Assets, financially or otherwise, which materially impairs the ability of South Sea to conduct its business;

e)	the completion, by CBM and South Sea, of any financial statements required to be filed following the Closing by South Sea as a reporting issuer under the Securities Exchange Act of 1934;

f)	CBM shall have provided audited financial statements and a statement from its intellectual property lawyers as to the state of its patent and other intellectual property applications; and

g)	the opinion of counsel to South Sea that the Closing will not result in South Sea breaching any applicable securities law, rules and regulations.

10.	The Definitive Agreement shall provide that each and every obligation of CBM to be performed on Closing shall be subject to the satisfaction prior thereto of the following conditions:

(a)

the representations and warranties made by South Sea in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

(b)	South Sea shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing; and

(c)	as of Closing there shall not have occurred any material adverse change to South Sea, financially or otherwise, which materially impairs the ability to conduct its business.

11.	Neither South Sea, on the one hand, nor CBM, on the other, will make any disclosure or public announcements of the proposed transactions, the Definitive Agreement or the terms thereof without the prior knowledge of the other, which shall not be unreasonably withheld.

12.	Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for South Sea and CBM and that both parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

13.	The parties hereby agree that neither will solicit any third party for the licensing, lease, transfer or sale of any or all their respective Assets, or solicit opportunities for either party to enter into any discussions with any third party for the licensing, lease, transfer or sale of any or all of its respective Assets, for the term of the Definitive Agreement. This section shall not be read to prohibit the parties from conducting such discussions which are in the ordinary course of business but is intended to be read as protecting each of the parties from the other entering into negotiations which would conflict with the transactions contemplated by this LOI and by the Definitive Agreement.

14.	This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

15.	This LOI sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written document signed by all parties. The Definitive Agreement will also provide that it can be modified only by a written document signed by all parties.

16.	The parties shall, upon Closing, prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so. The parties acknowledge that the Directors’ Shares will be subject to applicable resale restrictions in the United States and may not be resold in the United States or to or for the benefit of a US resident person without registration under the Securities Act of 1933 or an exemption from registration such as Rule 144. The Directors Shares will not carry registration rights or piggy back registration rights.

17.	CBM acknowledges and agrees that South Sea Energy Corp. has recently completed a name change to “South Sea Energy Corp.” from Henley Ventures, Inc.

18.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

19.	All references to currency in this LOI are references to the lawful currency of the United States of America.

20.	The parties hereto agree that CD Farber Law Corp. has acted as counsel to South Sea but has not acted, and cannot act, to provide it with any advice regarding Indonesian laws and, in particular, tax and mineral regulations applicable to its business. CD Farber

Law Corp. has not provided advice, including tax advice, to any other party to this transaction.

DATED EFFECTIVE THIS 15TH DAY OF JUNE, 2007

/s/ "Dennis Mee"
Dennis Mee, Director and CFO
____________________________
SOUTH SEA ENERGY CORP.

The above terms are hereby read, understood, acknowledged and accepted effective the 15th day of June, 2007.

/s/ "Alan Charuk"
Alan Charuk, Director and President
____________________________
CBM ASIA DEVELOPMENT CORP.